FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 27, 1998


                          NIMBUS CD INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                 0-26902          54-1651183
(State or other jurisdiction  (Commission       (IRS Employer
   of incorporation)           File Number)   Identification No.)


  623 Welsh Run Road
    Guildford Farm
Ruckersville, Virginia                         22968
(Address of principal executive offices)     (Zip Code)

      Registrant's telephone number, including area code:  (804) 985-1100

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Item 5.         Other Events

Termination of MMI CD-ROM Agreement

In April 1994, Nimbus CD International, Inc. (the "Company") entered into the Donnelley CD-ROM Agreement with R.R. Donnelley & Sons Company ("Donnelley"), whereby the Company established a multiline compact disc manufacturing facility in Provo, Utah, requiring capital expenditures of approximately $13 million by the Company. In April 1995, as permitted by the Donnelley CD-ROM Agreement, Donnelley assigned substantially all of its rights in, and obligations under, the Donnelley CD-ROM Agreement to Stream International, Inc., formerly known as Stream International Holdings, Inc. ("Stream") (as assigned, the "Stream CD-ROM Agreement"). Effective April 1, 1997, the Company entered into a new agreement with Stream that terminated the Stream CD-ROM Agreement and increased Stream's commitment to purchase 27.5 million discs during fiscal 1998 and 20.6 million discs for the first nine months of fiscal 1999. The agreement was scheduled to terminate December 31, 1998, and was originally subject to reductions based upon changes in the cost of manufacturing for CD-ROM discs.

In December 1997, as permitted by the Stream CD-ROM Agreement, Stream assigned substantially all of its rights in, and obligations under, the Stream CD-ROM Agreement to Modus Media International, Inc. ("MMI") (as assigned, the "MMI CD-ROM Agreement"). Since that time, the Company and MMI have determined that, in furtherance of their mutual best interests, they would terminate the MMI CD-ROM Agreement effective March 31, 1998, and would enter into a mutual release of any and all claims arising from the Agreement, the business relationship between the Company and MMI, or both.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       NIMBUS CD INTERNATIONAL, INC.
                                       (registrant)

                                       By:  /s/ L. Steven Minkel
                                       (Signature)

                                       L. Steven Minkel,
                                       Executive Vice President and
                                       Chief Financial Officer

Dated:  April 27, 1998